Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2015

ELYRIA, Ohio - (April 23, 2015) - Invacare Corporation (NYSE: IVC) today announced its financial results for the three months ended March 31, 2015.

Except for free cash flow(a), the financial information for all periods excludes the discontinued operations of Altimate Medical, Inc. (Altimate), the Company's former manufacturer of stationary standing assistive devices for use in patient rehabilitation that was divested on August 29, 2014. Altimate was a part of the North America/Home Medical Equipment (HME) segment. For more information, see the detailed condensed consolidated financial statements at the end of this release.

CEO SUMMARY
Commenting on the Company's first quarter 2015 financial results, Matthew E. Monaghan, President and Chief Executive Officer, stated, “Excluding the impact of unfavorable foreign currency translation, the Company delivered net sales growth of 2.3% compared to the first quarter of last year driven by increases in three of its four segments. Unfavorable foreign currency transactions and sales mix toward lower margin customers and products reduced gross margin as a percentage of net sales by 0.5 of a percentage point compared to the first quarter of last year. As the result of previous cost reductions and a continued focus on reducing selling, general and administrative expenses (SG&A), SG&A expense decreased 10.8%, excluding the impact of foreign currency translation. Primarily as a result of these factors as well as decreased warranty expense, the Company reduced its consolidated adjusted net loss per share(b) to $0.21 compared to an adjusted net loss per share(b) of $0.52 in the first quarter of 2014. Free cash flow(a) was negative $23.7 million in the first quarter of 2015 compared to negative $8.7 million in the first quarter of 2014. This difference was principally due to $9.1 million in benefit payments related to the 2014 retirements of two executive officers of the Company and to increased accounts receivable driven primarily by net sales growth, excluding the impact of foreign currency translation."

Monaghan continued, “I believe that Invacare is in a market with significant opportunity in light of the industry’s compelling fundamental drivers - positive demographic trends and the proven clinical and financial benefits of homecare. However, we need to make changes to key areas of our business in order to take advantage of this growth. In particular, I believe that the North American business needs specific attention in order to deliver improved financial results, and my direct involvement in the business will be critical. With that in mind, I have made a leadership change and now will run the North America/Home Medical Equipment (HME) and Institutional Products Group business segments on an interim basis. This is a key priority for the long-term success of the business in addition to our quality systems improvements.”

FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER

•	Loss per share on a GAAP basis from continuing operations was $0.23 for the quarter compared to loss per share of $0.59 in the first quarter of last year.

•	Adjusted net loss per share(b) from continuing operations for the quarter was $0.21 compared to adjusted net loss per share(b) of $0.52 in the first quarter of last year.

•	Free cash flow(a) for the quarter was negative $23.7 million compared to negative $8.7 million in the first quarter of last year.

•	Net sales for the quarter from continuing operations decreased 5.1%. Excluding the impact of foreign currency translation, net sales increased 2.3% compared to the first quarter of last year.

•	Debt outstanding at the quarter ended March 31, 2015, was $24.7 million, an increase of $2.4 million compared to the year ended December 31, 2014.
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Loss per share on a GAAP basis for the first quarter of 2015 was $0.23 ($7.5 million net loss) as compared to loss per share of $0.59 ($18.9 million net loss) for the same period last year. The current quarter was negatively impacted by $0.02 per share ($0.7 million after-tax expense) for the write-off of bank fees related to the previous debt agreement and restructuring charges of $0.01 per share ($0.2 million after-tax expense). In comparison, the net loss for the first quarter of 2014 included incremental warranty expense of $0.07 per share ($2.1 million after-tax expense) related to the Company's joystick recall, restructuring charges of $0.06 per share ($1.8 million after-tax expense), increased amortization expense of $0.03 per share ($1.1 million after-tax expense) from the write-off of bank fees related to an amendment to the previous credit agreement and an expense of $0.03 per share ($1.0 million after-tax expense) related to the retirement of an executive officer.

Adjusted net loss per share(b) was $0.21 ($6.9 million adjusted net loss(c)) for the first quarter of 2015 as compared to adjusted net loss per share(b) of $0.52 ($16.8 million adjusted net loss(c)) for the first quarter of 2014. The reduction in adjusted net loss(c) for the first quarter of this year was driven primarily by lower SG&A and warranty expense as noted previously, partially offset by unfavorable foreign currency impacts and a reduced gross margin in part due to sales mix toward lower margin customers and products.

Net sales for the first quarter of 2015 decreased 5.1% to $289.0 million versus $304.5 million for the same period last year. Net sales, excluding the unfavorable impact of foreign currency translation, increased 2.3% for the quarter compared to the same period last year. Excluding foreign currency translation, net sales increased in the European, North America/HME and Asia/Pacific segments, partially offset by a decline in the Institutional Products Group (IPG) segment. Net sales of products manufactured from the Taylor Street facility, which were impacted by the Company's consent decree with the United States Food and Drug Administration (FDA) and included product sales outside of the North America/HME segment, were approximately $10.4 million in the first quarter of 2015 compared to approximately $9.5 million in the first quarter of 2014. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign currency translation by segment and for the consolidated Company for the periods ended March 31, 2015, and March 31, 2014.

Gross margin as a percentage of net sales for the first quarter of 2015 was lower by 0.5 of a percentage point compared to the first quarter of last year. Excluding the incremental warranty expense of $2.2 million, or 0.7 of a percentage point, related to the joystick recall recorded in the first quarter of 2014, gross margin as a percentage of net sales for the first quarter of 2015 decreased by 1.2 percentage points compared to the first quarter of last year, primarily driven by unfavorable foreign currency transactions and sales mix toward lower margin customers and products.

SG&A expense decreased by 16.1% to $81.2 million in the first quarter of 2015 compared to $96.8 million in the first quarter of last year. Foreign currency translation reduced SG&A expense by $5.2 million or 5.3 percentage points. Excluding the impact from foreign currency translation, SG&A expense decreased 10.8% compared to the first quarter of last year primarily related to reductions in employment costs, depreciation and amortization expenses, and consulting costs, including regulatory and compliance costs. In the first quarter of 2015, SG&A expense included an incremental write-off of bank fees from the previous debt agreement ($0.7 million). The first quarter of 2014 SG&A expense included an incremental expense related to the write-off of bank fees due to an amendment related to the previous credit agreement ($1.1 million) and an expense related to the retirement of an executive officer of the Company ($1.0 million). The incremental bank fees and executive officer retirement expense were recorded in the North America/HME segment.

The Company incurred restructuring charges for the first quarter of $0.2 million after tax, principally related to severance costs primarily in the North America/HME and European segments. In the first quarter of 2014, the Company incurred restructuring charges of $1.8 million after tax. These restructuring charges were excluded from adjusted net loss per share(b).

EUROPE

For the first quarter of 2015, European net sales decreased 9.6% to $129.0 million versus $142.8 million in the same period last year. Excluding the impact of foreign currency translation, net sales for the quarter increased 4.3% driven by improvements in all three product categories. For the first quarter of 2015, earnings before income taxes decreased to $7.6 million compared to $9.6 million last year, excluding restructuring charges of $0.4 million. The decrease in earnings before income taxes was primarily due to unfavorable foreign currency impacts and reduced gross margin driven in part by sales mix toward lower margin customers and products, partially offset by volume increases.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the first quarter of 2015, North America/HME net sales increased 0.5% to $125.2 million compared to $124.5 million in the same period last year. Excluding the impact of foreign currency translation, net sales increased 1.3% compared to the first quarter last year driven by improvements in all three product categories. Loss before income taxes was $8.6 million in the first quarter of 2015, excluding restructuring charges of $0.2 million, as compared to loss before income taxes of $17.1 million in the first quarter last year, excluding restructuring charges of $0.8 million. The reduction in loss for the quarter was primarily driven by volume increases, improved manufacturing costs, lower warranty expense and decreased SG&A expense. The reduction in SG&A expense was primarily related to reductions in employment costs, consulting costs, including regulatory and compliance costs, and depreciation and amortization expense. In comparison, the loss before income taxes for the first quarter of 2014 was impacted by an incremental warranty expense for the joystick recall of $1.3 million and an increased expense of $1.0 million related to the retirement of an executive officer. The SG&A expense in the first quarter of 2015 included $0.7 million for the write-off of bank fees as compared to $1.1 million recorded during the first quarter of 2014.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the first quarter of 2015, IPG net sales decreased by 4.9% to $23.9 million compared to $25.1 million last year. Excluding the impact of foreign currency translation, net sales decreased 4.1% driven primarily by declines in sales of beds and case goods. The decline in bed sales was due, in part, to lower availability of beds during the Company's supply chain transition. Earnings before income taxes were $1.3 million in the first quarter of 2015 as compared to earnings before income taxes, excluding restructuring charges of $1.1 million, of $0.8 million in the first quarter of last year. The increase in earnings before income taxes was largely attributable to reduced SG&A expense primarily related to employment costs and depreciation and amortization expenses, which were partially offset by volume declines.

ASIA/PACIFIC

For the first quarter of 2015, Asia/Pacific net sales decreased 9.2% to $10.9 million versus $12.1 million for the first quarter of last year. Excluding the impact of foreign currency translation, net sales increased 1.9% attributable to volume increases in the New Zealand distribution business and at the Company's subsidiary that produces microprocessor controllers, partially offset by volume declines in the Australian distribution business. For the first quarter of 2015, loss before income taxes was $1.2 million as compared to loss before income taxes of $2.8 million in the first quarter of last year. The first quarter of 2014 included an incremental warranty expense of $0.9 million for the joystick recall. The reduction in loss before income taxes is largely attributable to lower warranty expense, volume increases and reduced SG&A expense primarily driven by lower employment costs and depreciation expense.

FINANCIAL CONDITION

Total debt outstanding was $24.7 million as of March 31, 2015, as compared to $22.3 million and $51.5 million as of December 31, 2014 and March 31, 2014, respectively (including the convertible debt discount, which reduced convertible debt and increased equity by $1.8 million as of March 31, 2015, $2.0 million as of December 31, 2014, and $2.5 million as of March 31, 2014). The Company's total debt outstanding as of March 31, 2015, consisted of $7.1 million drawn on the revolving credit facility, $13.4 million in convertible debt and $4.2 million of other debt. In part to fund working capital needs, the Company increased debt levels slightly as of March 31, 2015, compared to December 31, 2014. More specifically on the debt increase, the Company managed to largely offset negative free cash flow(a) by the surrender of corporate-owned life insurance and a reduction of cash balances during the quarter. During the first quarter of 2015, borrowings on the revolving credit facility ranged from a high of $35.0 million to a low of $4.0 million with an ending balance of $7.1 million. The Company’s available borrowing capacity was $38.5 million as of March 31, 2015.

The Company reported negative free cash flow(a) of $23.7 million in the first quarter of 2015 as compared to negative free cash flow(a) of $8.7 million in the first quarter of 2014. The first quarter 2015 negative free cash flow(a) was significantly impacted by benefit payments of $9.1 million related to the 2014 retirements of two executive officers of the Company. In addition, the first quarter of 2015 negative free cash flow(a) was impacted by increased accounts receivable and the net loss for the period.

Days sales outstanding were 47 days as of the end of the first quarter of 2015, compared to 45 days as of December 31, 2014, and 51 days as of March 31, 2014. Inventory turns as of the end of the first quarter of 2015 were 4.8, compared to 4.9 as of December 31, 2014, and 4.7 as of March 31, 2014.

STATUS OF THE CONSENT DECREE

Regarding the status of the Company's consent decree with the FDA, Monaghan commented, "I am determined to build a strong quality systems culture at Invacare that meets the expectations of our third-party expert auditor and the FDA. Based on my preliminary review, I believe our associates are making good progress on the key quality implementation plans that will help us achieve sustainable compliance and ultimately exit the injunctive phase of the consent decree. This is a critical priority for the organization.”

The FDA consent decree at the corporate and Taylor Street facilities in Elyria, Ohio, requires that a third-party expert perform three separate certification audits. In order to resume full operations, the third-party certification audit reports must be submitted to the FDA for review and acceptance. The Company has received the FDA's acceptance of the first two certification reports. The Company cannot predict the timing or the outcome of the third expert certification audit nor acceptance of the results of this audit by the FDA.

According to the consent decree, once the expert's third certification audit is completed and its certification report is submitted to the FDA, as well as the Company’s own report related to its compliance status together with its responses to any observations in the certification report, the FDA will inspect the Company's corporate and Taylor Street facilities to determine whether they are in compliance with the FDA's Quality System Regulation (QSR). If and when the FDA is satisfied with the Company's compliance, the FDA will provide written notification that the Company is permitted to resume full operations at the impacted facilities.

(a) Free cash flow is a non-GAAP financial measure which is defined as net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as adjusted net loss(c) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted net loss is a non-GAAP financial measure, which is defined as net loss from continuing operations excluding the impact of restructuring charges ($0.2 million and $2.2 million pre-tax for the three months ended March 31, 2015 and 2014, respectively), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.2 million pre-tax for the three months ended March 31, 2015 and 2014, respectively), adding back of additional interest expense allocation as a result of the sale of Altimate ($0.1 million pre-tax for the three months ended March 31, 2014), and excluding changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will conduct a conference call for investors and other interested parties on Thursday, April 23, 2015, at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 888-572-7026, or for international callers 719-325-2159, and enter Conference ID 7173335. A digital recording will be available two hours after completion of the conference call from April 23, 2015 through April 30, 2015. To access the recording, US/Canada callers should dial 888-203-1112 or 719-457-0820 for international callers, and enter the Conference ID 7173335.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 4,900 associates and markets its products in approximately 100 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of Company facilities and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations (which could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; the Company's inability to satisfy its liquidity needs in light of monthly borrowing base movements and daily cash needs of the business under its new asset-based lending credit facility; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, and the Company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31,
	2015	2014
Net sales	$289,024	$304,501
Cost of products sold	211,929	221,708
Gross Profit	77,095	82,793
Selling, general and administrative expenses	81,240	96,802
Charges related to restructuring activities	240	2,240
Interest expense - net	654	621
Loss from Continuing Operations before Income Taxes	(5,039)	(16,870)
Income taxes *	2,475	2,025
Loss from Continuing Operations	(7,514)	(18,895)

Net Earnings from Discontinued Operations (net of tax of $0 and $200)	—	919
Gain on Sale of Discontinued Operations (net of tax of $140 and $0)	260	—
Total Net Earnings from Discontinued Operations	260	919

Net Loss	$(7,254)	$(17,976)

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.23)	$(0.59)
Total Net Earnings from Discontinued Operations	$0.01	$0.03
Net Loss per Share—Basic	$(0.23)	$(0.56)

Weighted Average Shares Outstanding—Basic	32,125	32,013

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations **	$(0.23)	$(0.59)
Total Net Earnings from Discontinued Operations	$0.01	$0.03
Net Loss per Share—Assuming Dilution **	$(0.23)	$(0.56)

Weighted Average Shares Outstanding—Assuming Dilution	32,389	32,301

* Due to accounting requirements associated with the intraperiod allocation of taxes, a benefit to continuing operations will offset the tax expense recorded in discontinued operations.

** Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (b)

(In thousands, except per share data)	Three Months Ended
	March 31,
Continuing Operations:	2015	2014
Net loss per share - assuming dilution*	$(0.23)	$(0.59)
Weighted average shares outstanding- assuming dilution	32,125	32,013
Net loss	(7,514)	(18,895)
Income taxes	2,475	2,025
Loss before income taxes	(5,039)	(16,870)
Restructuring charges	240	2,240
Amortization of discount on convertible debt	190	170
Discontinued operations interest allocation reversal	—	(79)
Adjusted loss before income taxes	(4,609)	(14,539)
Income taxes	2,275	2,250
Adjusted net loss (c)	$(6,884)	$(16,789)

Weighted average shares outstanding - assuming dilution	32,125	32,013
Adjusted net loss per share - assuming dilution (b) *	$(0.21)	$(0.52)

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(c) divided by weighted average shares outstanding, assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

(c) Adjusted net loss is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges ($0.2 million and $2.2 million pre-tax for the three months ended March 31, 2015, and 2014, respectively), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.2 million pre-tax for the three months ended March 31, 2015, and 2014, respectively), adding back of additional interest expense allocation as a result of the sale of Altimate ($0.1 million pre-tax for the three months ended March 31, 2014), and excluding changes in tax valuation allowances.  As a result of the sale of Altimate, the Company was required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted net loss, the Company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the Company.

*Net loss per share assuming dilution and adjusted net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The Company operates in four primary business segments:  North America/Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $32,841,000 for the three months ended March 31, 2015 compared to $28,020,000 for the three months ended March 31, 2014, respectively.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31,
	2015	2014
Revenues from external customers
North America/HME	$125,164	$124,542
Institutional Products Group	23,914	25,136
Europe	129,001	142,768
Asia/Pacific	10,945	12,055
Consolidated	$289,024	$304,501

Earnings (loss) before income taxes
North America/HME	$(8,830)	$(17,918)
Institutional Products Group	1,298	(251)
Europe	7,524	9,246
Asia/Pacific	(1,242)	(2,801)
All Other	(3,789)	(5,146)
Consolidated	$(5,039)	$(16,870)

Restructuring charges before income taxes
North America/HME	$199	$803
Institutional Products Group	—	1,059
Europe	40	378
Asia/Pacific	1	—
Consolidated	$240	$2,240

Earnings (loss) before income taxes excluding restructuring charges
North America/HME	$(8,631)	$(17,115)
Institutional Products Group	1,298	808
Europe	7,564	9,624
Asia/Pacific	(1,241)	(2,801)
All Other	(3,789)	(5,146)
Consolidated	$(4,799)	$(14,630)

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments.

Business Segment Net Sales - The following table provides net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing the three months ended March 31, 2015 to March 31, 2014:

	Reported	Foreign Currency Translation Impact	Reported Excluding Foreign Currency Translation Impact
North America / HME	0.5%	(0.8)%	1.3%
Institutional Products Group	(4.9)%	(0.8)%	(4.1)%
Europe	(9.6)%	(13.9)%	4.3%
Asia/Pacific	(9.2)%	(11.1)%	1.9%
Consolidated	(5.1)%	(7.4)%	2.3%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2015	December 31, 2014
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$20,618	$38,931
Trade receivables, net	163,664	160,414
Installment receivables, net	1,088	1,054
Inventories, net	150,975	155,876
Deferred income taxes and other current assets	41,549	39,067
Total Current Assets	377,894	395,342
Other Assets	40,554	57,123
Property and Equipment, net	80,427	85,555
Goodwill	386,627	425,711
Total Assets	$885,502	$963,731
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$119,408	$120,151
Accrued expenses	140,656	156,475
Current taxes, payable and deferred	12,410	12,634
Short-term debt and current maturities of long-term obligations	843	967
Total Current Liabilities	273,317	290,227
Long-Term Debt	22,066	19,377
Other Long-Term Obligations	83,196	88,805
Shareholders’ Equity	506,923	565,322
Total Liabilities and Shareholders’ Equity	$885,502	$963,731

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (a)

	Three Months Ended
(In thousands)	March 31,
	2015	2014
Net cash used by operating activities	$(22,791)	$(7,020)
Plus:
Net cash impact related to restructuring activities	1,880	1,906
Less:
Purchases of property and equipment, net	(2,740)	(3,625)
Free Cash Flow	$(23,651)	$(8,739)

(a) Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments.